Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of January 1, 2019 by and between Cyclacel Pharmaceuticals, Inc., a Delaware corporation, (“Company”) and Spiro Rombotis (“the Executive”).

WHEREAS, Company and the Executive are parties to an Employment Agreement dated January 1, 2017, which expires by its terms on January 1, 2019;

WHEREAS, Company desires to continue to retain the Executive’s services as its President and Chief Executive Officer and the Executive desires to continue his employment on the terms set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1.          Employment. Company hereby employs the Executive and the Executive accepts such employment according to the terms and conditions set forth in this Agreement.

2.          Term. Except for earlier termination as hereinafter provided for, the term of the Executive’s employment hereunder shall be for a period commencing on January 1, 2019 (“Commencement Date”) and continuing through January 1, 2021; the second anniversary of the Commencement Date. Notwithstanding the foregoing, the Executive’s employment by the Company hereunder may be earlier terminated, subject to Section 9 hereof, upon the occurrence of any one of the following events: (i) the Company’s decision to terminate the Executive, (ii) the Executive’s decision to voluntarily resign or retire at any time or (iii) the parties’ mutual agreement in writing to terminate the Executive’s employment hereunder at any time. The period of time between the Commencement Date and termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Period”.

3.           Position and Services.

(a)         The Executive will hold the position of President and Chief Executive Officer of the Company. The Executive will report directly to the Board of Directors of the Company (the “Board”) and shall have such duties, responsibilities and authority with respect to such positions as are set forth in the Bylaws of the Company, which duties and responsibilities shall in all events include, but not be limited to, overall management responsibility for the operations and administration of the Company.

(b)         The Executive will be expected to be in the full-time employment of the Company, to devote substantially all of his business time, attention and efforts to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder or violate the non-competition provisions of Section 12 hereof.

(c)          The Executive expressly agrees that during the Employment Period he will not be interested, directly or indirectly, in any form, fashion or manner, as a partner, officer, director, advisor, employee, consultant, controlling stockholder or in any other form or capacity, in any other business or company, except that he would not be prohibited by Section 12 hereof to serve as (a) member of one other Board of Directors of a commercial organization, or (b) a member of one or more Boards of Directors or Trustees of a charitable organization, as may, upon advance notice from the Executive be approved by the Board in its discretion after consideration of possible conflicts, reputation(al) effects, time requirements and other interests of the Company.

The Executive is currently serving as a Class 2 director on the Company’s Board for a term ending at the 2020 annual meeting. The Board will use its best efforts to cause the nomination of the Executive thereafter for reelection as Class 2 director to the Board for successive terms, at every time at which Class 2 directors are nominated to the stockholders for election, as long as the Executive serves as President and Chief Executive Officer unless the Executive declines such nomination in writing to the Board. As with all members of the Board, the Executive’s continuation as a director requires election as a director by the stockholders whenever directors are to be elected by the stockholders. If the Executive ceases to serve as President and Chief Executive Officer for any reason and the Board thereafter requests that the Executive resigns as a director of the Board, the Executive shall immediately resign as a director.

4.           Base Salary. Company shall pay to the Executive an initial base salary at an annual rate of $530,553, subject to applicable income and employment tax withholdings and all other required and authorized payroll deductions and withholdings. The Executive’s salary shall be payable at the same time and basis as the Company pays its payroll in general. Increases in the Executive’s annual base salary during the Employment Period may be effected from time to time based upon the review and approval of the Compensation Committee of the Board (the “Compensation Committee”). During the Employment Period, the Executive’s base salary rate shall not be reduced below the initial base salary rate provided hereunder, nor below any increased base salary rate that may be effected as provided hereunder, except if the Board, in response to exceptionally adverse business circumstances makes a general temporary reduction in the compensation of the executives of the Company.

5.           Annual Incentive Bonus. In addition to the Executive’s base salary as provided above, the Executive will be eligible for an annual cash incentive bonus for each calendar year of the Employment Period. The bonus for which the Executive is eligible for each such year will be based on a target percentage of the then current base salary, which target percentage shall be at least 50% of Executive’s then current base salary. The determination of the amount of the annual cash incentive bonus will be based upon the satisfaction of performance criteria established by the Compensation Committee in its discretion and upon consultation with the Executive at the beginning of each year and subject to the approval of the Board. Depending on the Executives performance against the performance criteria, the actual annual cash incentive bonus may be more, equal to or less than the target. Such performance criteria will include corporate performance goals consistent with the Company’s business plan for the year, as well as individual objectives for the Executive’s performance that may be separate from, but are consistent with, the Company’s business plan. The final determinations as to the actual corporate and individual performance against the pre-established goals and objectives, and the amount of the bonus payout in relationship to such performance, will be made by the Compensation Committee in its sole discretion. To the extent the Company awards the Executive a cash bonus, the bonus, if payable, shall be calculated and paid no later than two and a half months following the later of the close of the calendar or Company fiscal year to which such bonus relates.

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6.          Executive Benefits. The Executive shall be entitled to receive employment benefits in accordance with the Company’s benefit policies in effect from time to time, including without limitation, 401(k) plan, medical, dental and life insurance, accidental death, travel accident, short and long term disability insurance, profit sharing, long term incentive plans, and 15 working days of paid vacation annually.

7.          Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him in connection with the performance of his services for the Company upon submission of expense reports and documentation in accordance with the Company’s policies. The Company may request additional documentation or a further explanation to substantiate any expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement. If an expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

8.          Indemnification. The Company shall indemnify the Executive in accordance with the Company’s By-laws. The Company agrees that it will make all commercially reasonable efforts to keep in full force and effect, for the duration of all applicable statute of limitations periods, directors and officers liability insurance policies on terms at least as favorable to the Executive as those in effect on the date hereof.

9.          Termination. This Agreement does not grant the Executive any right or entitlement to be retained by the Company. In the event of termination by the Company of the Executive’s employment under the circumstances described below in this Section 9, the Executive shall be entitled to the severance pay and benefits so specified.

(a)         Certain Definitions. For purposes of this Section 9, the following terms shall have the meanings given below:

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(i)          Termination For Cause. The employment of the Executive hereunder shall be deemed to have been terminated “For Cause” if the Company shall have terminated the Executive as a result of any of the following: (A) any act committed by the Executive which shall represent a breach in any material respect of any of the terms of this Agreement and which breach is not cured within 30 days of receipt by the Executive of written notice from the Company of such breach; (B) improper conduct, consisting of any willful act or omission with the intent of obtaining, to the material detriment of the Company, any benefit to which the Executive would not otherwise be entitled; (C) gross negligence, consisting of wanton and reckless acts or omissions in the performance of the Executive’s duties to the material detriment of the Company; (D) addiction to drugs or chronic alcoholism or (E) any conviction of, or plea of nolo contendere to, a crime (other than a traffic violation) under the laws of the United States, the United Kingdom, or any of their respective political subdivisions, provided that the Executive receives a copy of a resolution duly adopted by a two thirds majority affirmative vote of the membership of the Board excluding the Executive, at a meeting of the Board called and held for such purpose after the Executive has been given reasonable notice of such meeting and has been given an opportunity, together with his counsel, to be heard by the Board, finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth and specifying the particulars thereof in detail.

(ii)         Termination Without Cause. The employment of the Executive hereunder shall be deemed to have been terminated “Without Cause” upon (A) termination of employment by the Company for any reason other than the reasons specified in Section 9(a)(i) hereof as termination “For Cause” or the reasons specified in Section 9(a)(iii) hereof as termination because of the Executive’s Disability or Death, (B) termination of employment by the Company by virtue of the expiry of the Employment Period on 1 January 2019 (or any specific extension thereof), unless the Company has offered in writing to renew the Executive’s employment after the expiry of the Employment Period on terms no less favorable than those provided in this Agreement (in which case if the Executive does not accept renewal of his employment, the termination of his employment by virtue of the expiry of the Employment Term will be deemed a resignation by the Executive), or (C) termination of employment by the Executive within 30 days following a “Constructive Termination” event. For purposes hereof, the following shall constitute Constructive Termination events: (1) any removal of the Executive from the position of President or Chief Executive Officer, (2) any material reduction of the Executive’s duties, responsibilities or authority, including any change in the Executive’s positions as President or Chief Executive Officer that results in such a reduction, (3) a material reduction by the Company in the Executive’s base salary in effect on the date hereof or as may be increased from time to time except if the Board in response to exceptional adverse business circumstances makes a general temporary reduction in the compensation of the executives of the Company, (4) the Company requiring the Executive without the Executive’s express written consent to be based anywhere other than within 50 miles of a Company office existing as of the date of this Agreement, unless the Executive would be based closer to his primary residence and except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations, or (5) a material breach of this Agreement by the Company.

The foregoing shall be treated as Constructive Termination events hereunder following the expiration of 30 days from the date the Executive has notified Company (within 90 days) of the occurrence of such event and the Executive’s intention to treat such event as a constructive termination and terminate the Executive’s employment on the basis thereof, provided that Company has not cured the constructive termination event before the expiration of such 30-day period. The Executive’s termination will be effective upon the expiration of the 30-day period.

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(iii)        Disability. The Executive shall be treated as having suffered a “Disability” if the Executive is prevented from performing his duties hereunder by reason of illness or injury for a period of either (A) six or more consecutive months from the First Date of Disability (as defined below) or (B) eight months in the aggregate during any 12-month period. The date as of which the Executive is first absent from employment as a result of such illness or injury shall be referred to herein as the “First Date of Disability”. Notwithstanding the foregoing, if and only to the extent that Executive’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(iv)        Change in Control. A “Change in Control” shall be deemed to have taken place if:

(A) there shall be consummated any consolidation or merger of the Company in which Company is not the continuing or surviving corporation or pursuant to any transaction in which shares of the Company’s capital stock are converted into cash, securities or other property, or any sale, lease, exchange or other transfer in one transaction or a series of transactions contemplated or arranged by any party as a single plan of all or substantially all of the assets of the Company, or the approval of a plan of complete liquidation or dissolution of the Company adopted by the stockholders of the Company; or

(B) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

(C) individuals who at the date hereof constitute the entire Board and any new directors whose election by the Board, or whose nomination for election by the Company’s stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved (the “Continuing Directors”) shall cease for any reason to constitute a majority of the members of the Board; and

provided further that in each of the foregoing cases, the Change of Control also meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective control of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi) or a “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii).

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(b)        Termination Without Cause. In the event of termination of the Executive’s employment hereunder by Company “Without Cause” (other than for a Termination for a Change of Control hereinafter separately provided for) the Executive shall be entitled to the following severance pay and benefits:

(i)          Severance Pay - severance payments in the form of continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of 12 months commencing on the sixtieth (60th) day following the effective date of such termination;

(ii)         Benefits Continuation - continued coverage under the Company’s medical care and life insurance benefit plans in which the Executive is participating at the time of termination, or equivalent coverage thereof, on the same terms as applicable to other executive employees of the Company from time to time, over the same period with respect to which the Executive’s base salary is continued as provided in Section 9(b)(i) hereof; provided, however, that the Company’s obligation to provide such coverages shall be terminated if the Executive obtains substitute coverage from another employer of the Executive at any time during the continuation period; the Executive shall be obligated to notify Company of any such substitute coverage and the date of commencement thereof promptly upon obtaining any such coverage. The Executive shall be entitled, at the expiration of the period of benefits continuation under this Section 9(b)(ii), to elect continued medical coverage upon timely election of COBRA continuation coverage, in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) with the Company premiums paid at the same percentage as prior to the Executive’s termination; provided that, if COBRA continuation coverage is otherwise earlier terminated under applicable law, then, in lieu of coverage, the Company will pay its share of the monthly Company premium in effect prior to the termination of COBRA continuation coverage directly to the Executive each month for the remainder of the relevant period. Any amounts paid by the Company on Executive’s behalf under this Section 9(b)(ii) to continue the Executive’s medical care and life insurance benefits shall be recorded as additional income pursuant to Section 6041 of the Code and shall not be entitled to any tax qualified treatment; and

(iii)        Stock Options - all options to purchase shares of the Company’s common stock held by the Executive and which are vested immediately prior to termination of employment shall become exercisable for a period of six months following the effective date of termination of employment.

(c)           Termination following Change in Control. In the event of termination of the Executive’s employment within six months following a Change of Control the Executive shall be entitled to the following severance pay and benefits:

(i)          Severance Pay -Severance payments in the form of continuation as the Executive’s base salary as in effect immediately prior to such termination for a period of 24 months commencing on the sixtieth (60th) day following the effective date of termination;

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(ii)         Benefits Continuation - continued coverage under the Company’s medical care and life insurance benefit plans in which the Executive is participating at the time of termination, or equivalent coverage thereof, on the same terms as applicable to other executive employees of the Company from time to time, over the same period with respect to which the Executive’s base salary is continued as provided in Section 9(c)(i) hereof; provided, however, that the Company’s obligation to provide such coverages shall be terminated if the Executive obtains substitute coverage from another employer of the Executive at any time during the continuation period; the Executive shall be obligated to notify Company of any such substitute coverage and the date of commencement thereof promptly upon obtaining any such coverage. The Executive shall be entitled, at the expiration of the period of benefits continuation under this Section 9(c)(ii), to elect continued medical coverage upon timely election of COBRA continuation coverage, in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) with the Company premiums paid at the same percentage as prior to the Executive’s termination; provided that, if COBRA continuation coverage is otherwise earlier terminated under applicable law, then, in lieu of coverage, the Company will pay its share of the monthly Company premium in effect prior to the termination of COBRA continuation coverage directly to the Executive each month for the remainder of the relevant period. Any amounts paid by the Company on Executive’s behalf under this Section 9(c)(ii) to continue the Executive’s medical care and life insurance benefits shall be recorded as additional income pursuant to Section 6041 of the Code and shall not be entitled to any tax qualified treatment; and

(iii)        Stock Options - all options to purchase shares of the Company’s common stock held by the Executive shall be vested and be exercisable for a period of 18 months following the effective date of termination; and

(iv)        Return to London - the Company will reimburse Executive for out of pocket expenses reasonably incurred by the Executive, subject to an aggregate cap of $15,000, in connection with the relocation of Executive’s family and household goods from the New York-New Jersey metropolitan area to London, provided, however, that (i) the Executive actually relocates his family and household goods within one year following the date the termination of his employment becomes effective; and (ii) all such expenses are reimbursed on or before the last day of the second taxable year following the year in which the Executive’s employment terminated.

(v)         280G Excise Tax.

(A)         It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be subject to the excise tax imposed on the Executive by Section 4999 of the Code (the “280G Excise Tax”), relating to golden parachute payments. The Company agrees that in the event any payments to Executive pursuant to this Agreement would result in a payment to Executive that would trigger any 280G Excise Tax, if appropriate and permissible, the Company shall first submit to its stockholders for approval the transaction that may result in the imposition of the 280G Excise Tax upon Executive in accordance with the regulations of the Internal Revenue Code governing shareholder approval of transactions giving rise to 280G Excise Tax liability.

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(B)         If the Company is unable to submit to its stockholders for approval the transaction that may result in the imposition of the 280G Excise Tax and to the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the 280G Excise Tax, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the 280G Excise Tax, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the 280G Excise Tax. If a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(d)         Termination Upon Disability or Death. In the event of termination of the Executive’s employment hereunder on account of the Executive’s “Disability” or death, the Executive or the Executive’s heirs, estate or personal representatives under law, as applicable, shall be entitled to the following severance pay and benefits:

(i)          Severance Pay - severance payments in the form of continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of 12 months commencing on the sixtieth (60th) day following the effective date of the termination, reduced by any amounts paid to the Executive in the time period following the First Date of Disability and until the date of termination, and any payments received from any short-term or long-term disability plan of the Company;

(ii)         Benefits Continuation - the same benefits as provided in Section 9(c)(ii) above, to be provided during the Employment Period while the Executive is suffering from Disability and for a period of 12 months following the effective date of termination of employment by reason of Disability; and

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(iii)        Stock Options - all options to purchase shares of the Company’s common stock held by the Executive which are exercisable immediately prior to termination of employment shall remain exercisable for a period of 12 months following the effective date of termination of employment.

(e)          Other Terminations. In the event of termination of the Executive’s employment hereunder for any reason other than those specified in subsections (b) through (d) of this Section 9, the Executive shall not be entitled to any severance pay, benefits continuation or stock option rights contemplated by the foregoing provisions of this Section 9, except as otherwise provided in the applicable benefit plans of the Company that cover the Executive.

(f)          Accrued Rights. Notwithstanding the foregoing provisions of this Section 9, in the event of termination of the Executive’s employment hereunder for any reason, the Executive shall be entitled to payment of any unpaid portion of his base salary, computed on a pro-rata basis through the effective date of termination, and payment of any accrued but unpaid rights in accordance with the terms of any incentive bonus or employee benefit plan or program of the Company.

(g)          Conditions to Severance Benefits. (i) As conditions of the Executive’s entitlement and continued entitlement to the severance payments and benefits provided by this Section 9, the Executive is required to (i) honor in accordance with their terms the provisions of Sections 10, 11 and 12 hereof and (ii) execute and honor the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (and as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof), which must be effective and irrevocable prior to the sixtieth (60th) day following the effective date of the termination of the Executive’s employment. The parties hereto agree that the Executive is under no affirmative obligation to seek to mitigate or offset the severance payments and benefits provided by this Section 9.

(ii)        For purposes only of this Section, the Executive shall be treated as having failed to honor the provisions of Sections 10, 11 or 12 hereof only upon the passing of a resolution by a majority of the Board making such a determination following notice of the alleged failure by Company to the Executive, an opportunity for the Executive to cure the alleged failure for a period of 30 days from the date of such notice and the Executive’s opportunity to be heard on the issue by the Board.

(iii)        Stock Options. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Executive continues to serve as a member of the Board following his termination of employment from the Company, his rights with respect to vesting and exercisability of his then outstanding options shall continue under the same terms and conditions as if the Executive had not terminated employment until such time as the Executive is no longer providing services to the Company as a non-executive member of the Board. In addition, any option which is deemed to be an Incentive Stock Option pursuant to Section 422 of the Code, shall become a Nonqualified Stock Option on the date that is three months after termination of Executive’s employment.

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10.         Confidentiality. The Executive agrees that he will not at any time during the term hereof or thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company (including the business of any unit thereof), including, without limiting the generality of the foregoing, the names of any of its customers, the prices at which it obtains or has obtained any products or services, the techniques, methods or systems of its operation or management, any customer proposals or other business opportunities, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this paragraph shall not apply to (i) information disclosed in the performance of the Executive’s duties to the Company based on his good faith belief that such a disclosure is in the best interests of the Company; (ii) information that is public knowledge; (iii) information disseminated by the Company to others in the ordinary course of the Company’s business, in order to further such business, provided the recipient of such information agrees to be subject to a confidentiality obligation at least comparable to that herein; (iv) information or knowledge lawfully received by the Executive from a third party who, based upon due inquiry by the Executive, is not bound by a confidential relationship to the Company; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

11.         Inventions. (i) To the extent that any of the Company’s current or future products or services relate to, embody or incorporate concepts, technology or products of any kind relevant to the Company or its subsidiaries or affiliates that the Executive directly or indirectly conceived or developed prior to the date hereof during the period of his employment by Company (“Prior Technology”), the Executive assigns in perpetuity to Company any and all of his rights, title and interests, if any, to utilize, without any cost to the Company, such Prior Technology, and the Executive agrees to assist Company in taking all action that may be reasonably required, at the Company’s expense, to secure for the Company the benefits of the Executive’s ownership or rights, if any, to use all such Prior Technology.

(ii) The Executive is hereby retained in a capacity such that the Executive’s responsibilities include the making of technical, managerial and promotional contributions of value to the Company. The Executive hereby assigns to Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others which relate to the business of the Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive which are not related to the business of the Company (as determined in good faith by the Board), will remain the property of the Executive.

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12.         Non-Competition. (i) the Executive agrees that he shall not during the Employment Period and for a period of one year after the termination or end thereof for any reason, without the approval of the Board which, after the end of the Employment Period, shall not unreasonably be withheld or delayed, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or controlling stockholder (other than as provided below) of any Company or business, engage in any “Competitive Business” within the United States and within the United Kingdom. For purposes of the foregoing, the term “Competitive Business” shall mean any business involved in the research, development, or sale of anticancer targeted therapeutics that are nucleoside analogues, CDK inhibitors or Aurora/VEGFR2 inhibitors and/or medicines for the treatment of radiation dermatitis or xerostomia or any other business in which the Company has been engaged up to and until the relevant time (as determined by the Board of Directors); provided that, this provision shall in no way prevent the Executive, after the end of the Employment Period, from being employed as a consultant.

(ii) Notwithstanding the provisions of clause (i) above or any other provision of this Agreement to the contrary, the Executive shall not be prohibited during the period applicable under clause (i) above from acting as a passive investor where (a) in the case of a Competitive Business being a public corporation, the Executive owns not more than five percent (5%) of the issued and outstanding capital stock or such higher percentage or amount as may be approved by the Board upon notice from the Executive prior to obtaining such interest; provided, however, that the Executive shall not be treated as having violated the provisions of this Section 12 if in good faith he is unaware that an entity in which he has an investment interest would be treated as a Competitive Business and, upon becoming aware of such involvement, the Executive makes reasonable efforts to divest himself of his interest in such business; (b) in the case of any employer or entity other than a Competitive Business that is engaged in, or whose affiliates are engaged in, the development or marketing of products or technologies that are directly or indirectly competitive with any product or technology that is developed or marketed or proposed to be developed or marketed by Company during the Employment Period, the Executive owns not more than five percent (5%) of the issued and outstanding capital stock; or (c) receiving stock, options or warrants from any entity with which the Executive can have a relationship pursuant to clause (i) above as part of the Executive’s compensation for services rendered or to be rendered.

13.         Breach of Restrictive Covenants. The parties agree that a breach or violation of Sections 10, 11 or 12 hereof will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

14.         Non-Disparagement. The Executive agrees that he will not, whether during his provision of services to the Company or thereafter, directly or indirectly, make, cause to be made, or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

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15.         Whistleblower; Defend Trade Secrets Act. Nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.         Notices. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and, if mailed, sent by registered mail, postage prepaid, to the party named at the address set forth below, or at such other address as each party may hereafter designate in writing to the other party:

Company:	200 Connell Drive #1500
Berkeley Heights, NJ 07922
Attention: Chairman of the Board

with a copy to (which copy will not constitute notice):

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Joel Papernik, Esq.

Executive:	c/o Cyclacel Pharmaceuticals, Inc.
200 Connell Drive #1500
Berkeley Heights, NJ 07922

Any such notices shall be deemed to have been delivered when served personally in the manner specified above.

17.         Dispute Resolution. The parties shall waive trial by jury in any dispute between them.

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18.         Entire Agreement.

(a)          Change, Modification, Waiver. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

(b)          Integration of All Agreements. This Agreement constitutes the entire Agreement between the parties and is intended to be an integration of all agreements between the parties with respect to the Executive’s service with Company. Except as provided in Section 8 hereof concerning the Indemnification Agreement, any and all prior agreements between the Executive and the Company with respect to the Executive’s service with the Company are hereby revoked.

(c)          Severability of Provisions. If for any reason any provision of this Agreement should be declared void or invalid, such declaration shall not affect the validity of the rest of this Agreement, which shall remain in force as if executed with the void or invalid provision eliminated.

19.         Binding Effect. This Agreement shall be binding upon all parties hereto and their heirs, successors and assigns. This Agreement shall be assignable by Company to any entity acquiring all or substantially all of the assets of the Company.

20.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

21.         Miscellaneous.

(a)          Form. As employed in this Agreement, the singular form shall include, if appropriate, the plural.

(b)          Headings. The headings employed in this Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of terms, provisions, or construction thereof.

22.         Compliance with Section 409A of the Code.

(a)          To the extent any of the benefits payable under Section 9(b), (c) or (d) of this Agreement constitute non-qualified deferred compensation subject to Section 409A of the Code, the following provisions shall apply:

(i)          Any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.

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(ii)         If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 9 that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Employee’s death, but only to the extent necessary to avoid the imposition of accelerated or increased income taxes, excise taxes or other penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 9 of this Agreement.

(iii)        It is intended that each installment of the payments and benefits provided under Section 9 this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. In particular, if the installment severance payments set forth in Sections 9(b)(i), 9(c)(i) and 9(d)(i) of this Agreement otherwise qualify under Treas. Reg. §1.409A-1(b)(9)(iii) as an involuntary separation plan, the installment severance payments shall be divided into two portions. That number of installments commencing on the first payment date set forth in Sections 9(b)(i), 9(c)(i) and 9(d)(i) of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the termination of the Executive’s employment occurs (provided the termination of the Executive’s employment is also a “separation from service”) shall be payable in accordance with Treas. Reg. §1.409A-1(b)(9)(iii) as an involuntary separation plan. The remainder of the installments shall be paid in accordance with Sections 21(a)(i) and (ii) above.

(iv)        Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(b)          Notwithstanding any other provision of this Agreement to the contrary, if any term in the Agreement is ambiguous, such term or terms shall be interpreted in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. For purposes of clarification, this Section 20 shall be a rule of construction and interpretation and nothing in this Section 20 shall cause a forfeiture of benefits on the part of the Executive.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Cyclacel Pharmaceuticals, Inc.

By:
Name
Title

Spiro Rombotis

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EXHIBIT A

1.          Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar Federal and state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

1/       For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

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Notwithstanding the foregoing, nothing contained in this Release constitutes a waiver of any Claims you may have against the Company arising from or related to the Indemnification Agreement and By-laws provisions referenced in Section 8 of the Employment Agreement, dated January 1, 2014, entered into between you and the Company.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40 and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to me at: [name], [address].

You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to me at the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, nothing in this Agreement: (i) prohibits or restricts you from filing a charge or complaint against the Company with any federal, state or local government authority, including a charge of unlawful discrimination with the Equal Employment Opportunity Commission or a state or local government authority responsible for enforcing laws prohibiting discriminatory employment practices; (ii) prohibits or restricts you from communicating with, providing relevant information to or otherwise cooperating with any government authority, including the EEOC or a state or local government authority responsible for enforcing laws prohibiting discriminatory employment practices, including without limitation, responding to any inquiry from such government authority, including an inquiry about the existence of this Agreement or its underlying facts; or (iii) requires you to notify the Company of your communications with or inquiries from any government authority. To the maximum extent permitted by law, however, you are not entitled to recover any legal or equitable remedies, including reinstatement or monetary damages, in the case of any administrative claim that he files or in which he participates, except as set forth herein and except that he retains the right to receive an award for actionable information he provides to a government authority.

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By:
Spiro Rombotis

Date signed:

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